Contact:	Claudia San Pedro
Treasurer and Vice President of
Investor Relations
(405)225-4846

SONIC REPORTS RECORD SECOND QUARTER 2008 EARNINGS

Accelerating Development and Retrofit Programs, Other Initiatives
Continue to Build Momentum for Fiscal 2008 Sales and Earnings

OKLAHOMA CITY (March 24, 2008) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the second quarter ended February 29, 2008.  Highlights of the company's second quarter performance included:

•	Net income per diluted share of $0.15 versus $0.09 in the prior year; excluding special items outlined below, this represents a 15% increase in earnings per share;
•	A 3.2% increase in system-wide same-store sales;
•	The opening of 34 new drive-ins during the second quarter, the relocation or rebuild of 16 existing drive-ins, and the completion of 239 retrofits;
•	Improved operating margins including a 57-basis-point improvement in restaurant-level margins; and
•	The benefit of continued accretion from the company's recapitalization and ongoing share repurchases.

"Our multi-layered growth strategy with elements focused on driving revenues, increasing profitability and using capital efficiently, continues to enhance shareholder value," said Clifford Hudson, Chairman and Chief Executive Officer.  "Successful sales-driving initiatives, such as the retrofit, Happy Hour and new product news were strong contributors to system-wide same-store sales growth of 3.2%, with a healthy increase in traffic.  These initiatives, along with strong development activity and the increasingly accretive effect of our share repurchases, remain key drivers that position us well for continued strong earnings growth.

"Going forward, we expect the positive impact of Happy Hour, combined with the launch of our new line of coffee products this month, will further set Sonic apart as the Ultimate Drink Stop®," Hudson added.  "In addition, our increased investment in media, projected to reach $190 million in fiscal 2008 – with over $95 million dedicated to system-wide advertising – will drive a strong brand message to increase sales in both existing and new markets.  We'll continue to enhance these sales-driving strategies, layering opportunities to grow sales with new products such as our Java Chillers and monthly offers such as Cinnasnacks™, along with other new products, to emphasize the wide variety of offerings during non-traditional day parts."

Income Statement Overview
Net income per diluted share for the second quarter of fiscal 2008 increased 15% to $0.15 from $0.13 in the year-earlier period, excluding special items outlined below.  The non-GAAP adjustments outlined below are intended to supplement the presentation of the company's financial results in accordance with GAAP.  The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company's ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Quarter Ended		Quarter Ended		Year Over Year
	February 29, 2008		February 28, 2007		% Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$9,253	$0.15	$6,225	$0.09	49%	67%
After-tax impact of:
Debt extinguishment charges	–	–	3,421	0.05
Reinstatement of tax credit	–	–	(652)	(0.01)
Adjusted - Non-GAAP	$9,253	$0.15	$8,994	$0.13	3%	15%

	Six Months Ended		Six Months Ended		Year Over Year
	February 29, 2008		February 28, 2007		% Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$22,836	$0.36	$21,511	$0.29	6%	24%
After-tax impact of:
Debt extinguishment charges	–	–	3,421	0.05
Reinstatement of tax credit	–	–	(652)	(0.01)
Rounding	–	–	–	(0.01)
Adjusted - Non-GAAP	$22,836	$0.36	$24,280	$0.32	-6%	13%

Debt extinguishment charges are related to the company's tender offer and associated financing activities during fiscal year 2007.  These charges and the credits related to tax matters were non-recurring items.  Excluding the special items outlined above, net income per diluted share for the first six months of fiscal 2008 grew 13% to $0.36 from $0.32.

The company's higher earnings per share for the second quarter and first half of fiscal 2008 reflect increased sales, improved drive-in level margins and the positive impact of Sonic's capital management program, under which the company has repurchased approximately 32% of its outstanding stock since the beginning of fiscal 2007, with total expenditures of over $610 million.  These share repurchases are expected to have an increasingly accretive impact over the next several quarters.  As of February 29, 2008, Sonic had remaining authorization for approximately $10.4 million in share repurchases, which expires August 31, 2008.

Revenues for the second fiscal quarter rose 8% to $174.6 million from $161.5 million in the year-earlier period.  This increase was attributable to solid same-store sales gains, new unit growth and higher franchising income derived from the company's unique ascending royalty rate and the early conversion of older license agreements, which affected approximately 790 drive-ins beginning in April 2007.  For the first six months of the fiscal year, revenues increased 8% to $364.8 million from $336.2 million in the same period last year.

Same-Store Sales
Sonic's system-wide same-store sales increased 3.2% in the second quarter of fiscal 2008.  Same-store sales for the second quarter reflected a 3.4% increase at franchise drive-ins and a 2.3% increase at partner drive-ins (partner drive-ins are drive-ins in which the company owns a majority interest). For the first six months of fiscal 2008, system-wide same-store sales rose 2.6%, representing a 2.6% increase at franchise drive-ins and a 2.8% increase at partner drive-ins.

Development and Retrofit
During the second quarter, Sonic opened 34 new drive-ins compared with the opening of 29 in the year-earlier period.  Franchise drive-in openings increased to 29 in the second quarter from 22 in the year-earlier quarter.  The company expects to open 180 to 200 drive-ins system-wide in fiscal 2008.

Existing franchisees continue to demonstrate their commitment to the brand with the completion of 200 retrofits during the second quarter, for a total of 402 for the first six months of the fiscal year and 728 since the franchise retrofit began in early calendar year of 2007.  More than 25% of Sonic's franchise drive-ins have now completed the retrofit.  In addition, Sonic retrofitted a total of 39 partner drive-ins in the second quarter of fiscal 2008 for a total of 77 partner drive-ins for the first six months of the fiscal year.  The company now has retrofitted a total of 303 partner drive-ins since the program began, and currently over 50% of partner drive-ins have the new look.  In fiscal 2008, the company expects to retrofit a total of 150 partner drive-ins along with 600 to 700 franchise drive-ins.

In addition to new store development, franchisees are actively relocating or rebuilding existing drive-ins.  Of the 16 relocations or rebuilds completed during the second quarter, franchisees completed 14 compared with nine in the same period of the prior year.  For the first six months of fiscal year 2008, a total of 31 system drive-ins were rebuilt or relocated versus 16 in the same period a year ago.  Continued franchise investment is anticipated in this area with a total of 60 to 70 system drive-ins expected to be rebuilt or relocated this fiscal year.

Concluding Comments
Hudson added, "The momentum from our multi-layered growth strategy remained strong during the second quarter, reflecting the positive impact of our sales-driving initiatives and our capital management program on sales and earnings for the period.  As we enter our third quarter, which begins the strongest half of our fiscal year, we continue to expect earnings in the range of 15% to 17% for the full year, with system-wide same-store sales growth of 2% to 4%."

Concluding, Hudson said, "Accelerated implementation of the retrofit, rebuild and relocation programs reflects the continued confidence of our franchisees in the Sonic brand across all markets.  This passion for our business at all levels of the company, combined with our differentiated sales-driving initiatives and a focus on efficient use of capital, are expected to drive strong earnings growth in the future."

Fiscal 2008 Outlook
Sonic continues to expect that its earnings per diluted share will increase in the range of 15% to 17% in fiscal 2008 versus fiscal 2007 earnings per diluted share of $0.96, which is adjusted for prior-year debt refinancing charges.  Broadly, the following factors are anticipated to contribute to this growth:

•	An increase in the range of 2% to 4% in system-wide same-store sales;
•
Continued solid expansion trends for the chain, with the opening of 180 to 200 new drive-ins, including 155 to 165 franchise drive-ins, reflecting system growth of about 6%; consistent with prior years, more new drive-in openings will occur in the second half of the fiscal year;

•	The retrofit of approximately 150 partner drive-ins and 600 to 700 franchise drive-ins;
•
An ongoing outlook for capital expenditures of approximately $75 million to $85 million for the year, excluding acquisitions.  Planned capital expenditures include the costs of new partner drive-ins and retrofits as well as expenditures for drive-in remodels, relocations, and new equipment;

•
Continued growth in cash flow from operations, which is expected to be used to fund capital expenditures, interest and principal payments associated with the company's securitized financing, and, on an opportunistic basis, to repurchase company stock or purchase franchise drive-ins;

•	Flat to slightly unfavorable restaurant-level operating margins due to continued commodity cost pressures and another federal minimum wage hike scheduled to take place in mid-July; and
•
Share-repurchase authorization of approximately $10.4 million remaining for fiscal year 2008, after purchasing more than $578 million in stock in fiscal 2007 and another $32 million (nearly 1.5 million shares) in the first six months of fiscal 2008; subject to the level of future share repurchases, weighted average diluted shares outstanding are expected to be in the range of 62 million to 63 million shares for fiscal 2008.

For the third fiscal quarter ending May 31, 2008, the company expects the following:

•	Total revenue growth of 9% to 11% based on:
o	Targeted system-wide same-store sales increase of 2% to 4%;
o	The acquisition of 11 franchise drive-ins effective March 1; and
o	Increased revenue from franchise and royalty fees as a result of new development, increased sales and incremental income from the company's unique ascending royalty rate.
•	Flat to slightly unfavorable restaurant-level costs, as a percentage of sales over the prior year;
•	Net interest expense of $11 million to $13 million, resulting from increased interest expense related to the company's recent share repurchase program; and
•	A tax rate in the range of 37.5% to 38.5% for the quarter.

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has almost 3,400 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's second quarter conference call can be accessed at the company's web site.  The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, March 25, 2008.  An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until April 25, 2008.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended,
	Feb. 29, 2008	Feb. 28 2007	Feb. 29 2008	Feb. 28, 2007
Income Statement Data
Revenues:
Partner Drive-In sales	$147,139	$137,007	$306,424	$283,426
Franchise Drive-Ins:
Franchise royalties	25,684	22,541	54,323	47,623
Franchise fees	1,019	666	2,259	1,751
Other	779	1,238	1,796	3,442
	174,621	161,452	364,802	336,242
Costs and expenses:
Partner Drive-Ins:
Food and packaging	39,073	35,244	80,151	73,779
Payroll and other employee benefits	45,732	43,644	95,048	88,680
Minority interest in earnings of Partner Drive-Ins	4,796	4,955	10,092	9,859
Other operating expenses	29,896	28,207	63,380	59,212
	119,497	112,050	248,671	231,530

Selling, general and administrative	15,540	14,401	30,454	28,434
Depreciation and amortization	12,694	11,099	24,900	21,857
Provision for impairment of long-lived assets	99	--	99	--
	147,830	137,550	304,124	281,821

Income from operations	26,791	23,902	60,678	54,421

Interest expense	12,827	10,957	25,496	17,514
Debt extinguishment costs	--	4,818	--	6,076
Interest income	(613)	(653)	(1,302)	(1,451)
Net interest expense	12,214	15,122	24,194	22,139
Income before income taxes	14,577	8,780	36,484	32,282
Provision for income taxes	5,324	2,555	13,648	10,771
Net income	$9,253	$6,225	$22,836	$21,511

Net income per share:
Basic	$0.15	$0.09	$0.38	$0.30
Diluted	$0.15	$0.09	$0.36	$0.29
Weighted average shares used in calculation:
Basic	60,303	67,325	60,538	71,966
Diluted	62,384	70,026	62,724	74,757

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	Feb. 29, 2008	Feb. 28, 2007	Feb. 29, 2008	Feb. 28, 2007
Drive-Ins in operation:
Partner:
Total at beginning of period	662	626	654	623
Opened	5	7	10	10
Acquired from (sold to) franchisees	(1)	8	4	8
Closed	(1)	(2)	(3)	(2)
Total at end of period	665	639	665	639
Franchise:
Total at beginning of period	2,706	2,598	2,689	2,565
Opened	29	22	60	56
Acquired from (sold to) company	1	(8)	(4)	(8)
Closed (net of reopening)	(7)	(6)	(16)	(7)
Total at end of period	2,729	2,606	2,729	2,606
System-wide:
Total at beginning of period	3,368	3,224	3,343	3,188
Opened	34	29	70	66
Closed (net of reopening)	(8)	(8)	(19)	(9)
Total at end of period	3,394	3,245	3,394	3,245

Core markets	2,555	2,457	2,555	2,457
Developing markets	839	788	839	788
All markets	3,394	3,245	3,394	3,245

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended		Six Months Ended
	Feb. 29, 2008	Feb. 28, 2007	Feb. 29, 2008	Feb. 28, 2007

Sales Analysis
Partner Drive-Ins:
Total sales	$147,139	$137,007	$306,424	$283,426
Average drive-in sales	223	216	467	451
Change in same-store sales	2.3%	0.7%	2.8%	0.6%
Franchise Drive-Ins:
Total sales	$687,268	$637,843	$1,423,543	$1,328,798
Average drive-in sales	255	245	529	513
Change in same-store sales	3.4%	2.3%	2.6%	3.2%
System-wide:
Change in total sales	7.7%	6.8%	7.3%	7.6%
Average drive-in sales	$248	239	$516	$500
Change in same-store sales	3.2%	2.0%	2.6%	2.7%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$263	$249	$543	$521
Developing markets	202	208	433	436
System-wide change in same-store sales:
Core markets	5.0%	2.2%	4.1%	3.3%
Developing markets	-4.4%	1.5%	-3.4%	0.4%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	Feb. 29, 2008	Feb. 28, 2007	Feb. 29, 2008	Feb. 28, 2007
Margin Analysis
Partner Drive-Ins:
Food and packaging	26.5%	25.7%	26.2%	26.0%
Payroll and employee benefits	31.1%	31.9%	31.0%	31.3%
Minority interest in earnings of Partner Drive-Ins	3.3%	3.6%	3.3%	3.5%
Other operating expenses	20.3%	20.6%	20.7%	20.9%
	81.2%	81.8%	81.2%	81.7%

	February 29,	August 31,
	2008	2007
	(In thousands)
Balance Sheet Data
Total assets	$776,205	$758,520
Current assets	60,874	73,703
Current liabilities	92,033	114,487
Obligations under capital leases, long-term debt,
and other non-current liabilities	793,976	750,835
Stockholders' deficit	(109,804)	(106,802)